Exhibit 99.1
FOR IMMEDIATE RELEASE
Idenix Pharmaceuticals’ Contacts
Media: Teri Dahlman, 617-995-9905
Investors: Amy Sullivan, 617-995-9838
IDENIX ANNOUNCES PUBLIC OFFERING OF COMMON STOCK
Cambridge, MA; October 24, 2005 – Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral and other infectious diseases, announced today its intention to publicly offer 7,535,913 shares of its common stock of which 6,593,406 are being offered by the Company. Certain stockholders of the Company are offering to sell 942,507 shares of the Company’s common stock. The selling stockholders also intend to grant an option to the underwriters to purchase up to 1,130,387 additional shares of the Company’s common stock solely to cover over-allotments. The shares are being offered pursuant to an effective registration statement that the Company has previously filed with the Securities and Exchange Commission.
Morgan Stanley & Co. Incorporated is acting as the sole book runner for the offering announced today. Bear, Stearns & Co. Inc. is acting as co-lead manager of the offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be the sale of any of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
The offering will be made only by means of a prospectus. A copy of the preliminary prospectus supplement may be obtained from the Prospectus Department of Morgan Stanley (1585 Broadway, New York, New York 10036, telephone 212-761-6775).
About Idenix
Idenix Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and human immunodeficiency virus (HIV). Idenix’s headquarters are located in Cambridge, Massachusetts and it has drug discovery and development operations in Montpellier, France and drug discovery operations in Cagliari, Italy.
###